Exhibit 99.1

First M&F Corporation and Crockett County Bancshares Complete Merger

          KOSCIUSKO, Miss., May 18 /PRNewswire-FirstCall/ -- First M&F Corporation (Nasdaq: FMFC) announced the completion as of the close of business May 12, 2006 of the acquisition of Crockett County Bancshares, Inc. and its subsidiary, Bells Banking Company, which has been merged with and into Merchants and Farmers Bank (M&F Bank).  Hugh S. Potts, Jr., Chairman and Chief Executive Officer of First M&F, made the announcement with Joe Williams, the President of Bells Banking Company, now M&F Bank in Crockett County.

          First M&F and Crockett County signed a definitive agreement on October 13, 2005 providing for the acquisition.  First M&F paid approximately $7.4 million in cash for all of the outstanding shares of Crockett County.  Concurrent with the closing, M&F Bank opened three new full-service branches in Shelby County, Tennessee, one in downtown Memphis at Peabody Place, one in Collierville and one in Germantown.  Debra LeJeune is the Memphis market president for M&F Bank.

          “We are very pleased to announce the closing of this merger and are excited about this further step into Tennessee for M&F Bank.  We feel fortunate to be a part of the thriving West Tennessee market and what it means both in terms of growth for the company and in building shareholder value,” First M&F Chairman and CEO Hugh Potts said.  “This merger gives M&F Bank a solid community banking base in West Tennessee and allows us to open additional locations in the Memphis metro market to complement our thriving branches in DeSoto County, Mississippi.  As I stated when we announced this transaction some months ago, it will build on our plan to offer relationship banking to growing communities, with emphasis on integrity, service and stewardship as we seek to be part of a brighter future for West Tennessee and North Mississippi.”

          “We are pleased to be part of the M&F family and are ready to build on the seasoned and successful banking franchise already in place in Crockett County with additional financial strength and banking products,” stated President Joe Williams.

          At merger date, Crockett County had approximately $31 million in assets and one full-service office in Bells, Tennessee.

          First M&F Corporation, parent of Merchants & Farmers Bank, is a $1.5 billion bank holding company with 45 banking locations throughout Central and North Mississippi, central Alabama and Southwest Tennessee.

SOURCE  First M&F Corporation
          -0-                                                  05/18/2006
          /CONTACT:  John G. Copeland, EVP & Chief Financial Officer of First M&F Corp., +1-662-289-8594/
          /Web site:  http://www.mfbank.com /